                                                                    Exhibit 10.2

                                SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT (the "Agreement") is made as of the 3rd day June, 1991 by and among:

                         SHOPPERS FOOD WAREHOUSE CORP.,
                            a Delaware corporation,

                  SHOPPER FOOD WAREHOUSE VA CORP., a Virginia
              corporation and SHOPPERS FOOD WAREHOUSE MD CORP., a
                              Maryland corporation
                (hereinafter, collectively referred to as "SFW")

                                      and

                            SUPER RITE FOODS, INC.,
                             a Delaware corporation
                   (hereinafter referred to as "Super Rite")

     1.   Term of Agreement and Applicability.
          -----------------------------------

          1.1 Except as otherwise set forth herein, this Agreement shall become effective upon the date on which the transactions contemplated by that Asset Purchase Agreement of even date herewith, by and among SFW, on the one hand, Super Rite Foods Holdings Corporation, Super Rite, Food-A-Rama, Incorporated, Midway Markets of Delaware, Inc., and Food-A-Rama-G.U., Inc., on the other (the "Purchase Agreement"), are consummated: Unless earlier terminated or extended in accordance with the provisions hereof, this Agreement shall terminate at midnight, Washington, D.C. time on the 90th day (the "Termination Date") following the fourth anniversary of the date (the "Initiation Date") on which SFW shall have first notified Super Rite in writing, that Super Rite has become the "substantially exclusive supplier" of those Products described in paragraph
2.3 hereof to at least 10 of the grocery stores currently operated by SFW, plus those Supermarkets purchased pursuant to the Purchase Agreement.
Notwithstanding this paragraph 1.1., those provisions set forth in paragraphs 19 through 22 hereof shall be effective as of the date hereof and shall survive any termination hereof. All references to the "term of this Agreement" shall include the original term and all extensions thereof.

          1.2 The parties shall assume their Product purchase obligations pursuant to this agreement:

               (a) With respect to the Supermarkets (as defined in the Purchase Agreement) that SFW purchases pursuant to the Purchase Agreement, beginning as of the day after the Closing Date (as defined in the Purchase Agreement); and

               (b) With respect to all other stores owned by SFW, SFW may begin to purchase certain Products, selected by SFW, in its sole discretion, from Super Rite beginning as of the day after the Closing Date, and shall cooperate with Super Rite to effect an orderly transition of the supply requirements of SFW's other grocery stores from SFW's current primary supplier to Super Rite, provided that SFW's obligations under
                                          --------
          paragraph 2.3 hereof to use Super Rite as its substantially exclusive supplier for all grocery stores that SFW operates shall not commence until the date six months after the Closing Date.

     2.   Provision of Groceries and Other Products and Price Formulas.
          ------------------------------------------------------------

          2.1 Super Rite hereby agrees to sell to SFW and SFW hereby agrees to purchase from Super Rite, certain products for resale ("Product") as may from time to time be ordered by SFW, all in accordance with and subject to the terms and provisions of this Agreement. The applicable price and fee formulas for the categories of products and merchandise indicated shall apply as follows:

                     Category                         Price to SFW
               ------------------             -------------------------------
               Dry Grocery                    - Cost Plus 2.5% (except as set
                                              forth in paragraph 2.3.4 below)

               Frozen                         - Cost Plus 4.0%

               Dairy Products                 - Cost Plus 3.0%
               (other than ice
               cream)

               Packaged Meats                 - Cost Plus 3.5%

               Bake-Off Items                 - Cost Plus 4.0%

               Ice Cream                      - Cost Plus 6.5%

               Cigarettes                     - State minimum wholesale price,
                                              or, if none, Cost

               Health and Beauty              - Rite-Aid's Cost
               Aids (including                    Plus 3.0%
               non-food items)
               ("HBA")

               2.1.1 The fees and prices set forth above are maximum fees and prices and shall apply during the term of this

Agreement and during any extensions thereof pursuant to paragraph 17 hereof.

               2.1.2 All references to "Cost" in this Agreement refer to the actual price paid or payable by Super Rite (or Rite Aid) to its source of supply for such Products (together with any freight cost actually incurred by Super Rite for shipment to its Harrisburg, Pennsylvania warehouse), net of all credits and other deductions (including those described in paragraph 6.3.1 hereof, but without giving effect to customary discounts or concessions provided in consideration of prompt payment as described in paragraph 6.3.2 hereof).

               2.1.3 Super Rite shall sell all Products that SFW requires for all grocery stores operated, directly or indirectly, by SFW, including the full line of HBA (including housewares and non-food items) that is currently available to Rite Aid retail stores from Rite Aid's warehouse. Super Rite represents and warrants to SFW that it has entered into an agreement with Rite Aid Corporation pursuant to which it will be able to provide HBA (including non-food items) to SFW during the term of this Agreement at the price set forth in paragraph 2.1 hereof, provided that any SFW order for any HBA item is for not
                      --------
less than six units of such item.

          2.2 Notwithstanding the foregoing fee schedule, Super Rite acknowledges that two of SFW's existing stores are in need of special consideration due to extraordinary competitive pressures in the local marketplace. In order to assist SFW in its efforts to meet such competition, Super Rite agrees that the following reduced fee schedule for dry grocery, frozen and dairy products shall be applicable to those two stores:

               Dry Grocery               - Cost Plus 2.1%

               Frozen                    - Cost Plus 3.5%

               Dairy Products            - Cost Plus 2.5%
               (other than ice
               cream)

Said reduced schedule shall remain in effect until such time as Super Rite and SFW shall reasonably agree that such extraordinary competitive conditions no longer exist. Super Rite agrees to give favorable consideration to future requests from SFW for comparable concessions to the extent that SFW encounters similar extraordinary competitive conditions elsewhere in its system.

          2.3 It is the intention of the parties hereto that, except as set forth in this Agreement, SFW shall rely upon and utilize Super Rite as its substantially exclusive supplier for non-perishable dry-grocery, frozen, and dairy products (other than ice cream), and for HBA for all supermarkets owned or operated by SFW within Super Rite's marketing area (which area shall not include those areas south of Richmond, Virginia).


               2.3.1 For purposes of this Agreement, the term "substantially exclusive supplier" means that SFW will rely upon Super Rite for the Products described in paragraph 2.3 in the same manner and to the same extent that it has traditionally relied upon its current primary supplier, consistent with SFW's past practices. Nothing herein shall require SFW to purchase produce, meat, or any other Products from Super Rite, except to the extent that it has been SFW's past practice to purchase such Products from its current primary supplier.

               2.3.2 Notwithstanding the foregoing or Title II of the Commercial Law section of the Annotated Code of Maryland, and the case law interpreting these provisions, SFW shall not be obligated under any circumstances to purchase any Product from Super Rite in any quantity solely by virtue of a pattern of purchases by SFW of such Product from Super Rite or other course of dealing between the parties hereto. In addition, SFW shall not be under any obligation to purchase the same amount of Product, or a similar amount of Product, during any period as a consequence of SFW's purchases of such Products from Super Rite during any previous period.

               2.3.3 Notwithstanding any other provision of this Agreement, Super Rite acknowledges that certain current practices of SFW include the purchase of Products from other suppliers through direct buys, direct purchases of diverted products, purchase of show merchandise, direct purchases from manufacturers and similar activities, that SFW operates its own limited grocery warehouse, and that SFW shall be permitted to continue such practices during the term of this Agreement.

               2.3.4 SFW has regularly purchased Products through certain brokers located in the Washington, D.C. metropolitan area and elsewhere (the "Current Brokers"). To encourage SFW to use certain other brokers with whom Super Rite has established relationships or who are so otherwise selected by Super Rite (the "Other Brokers"), Super Rite agrees to reduce SFW's price for all dry grocery Products purchased from Super Rite from the maximum price otherwise applicable under paragraph 2.1 hereof to a price equal to Super Rite's Cost Plus 2.25% (subject to such other adjustments as may be applicable hereunder) for so long as SFW permits Super Rite to use the Other Brokers (and not Current Brokers) in connection with the Product purchased and supplied by Super Rite. SFW agrees that Super Rite may use the Other Brokers for purchase of such Products until its has otherwise notified Super Rite pursuant hereto. SFW may discontinue its ordering of Products from Other Brokers upon notice to Super Rite. After the effective date of such discontinuance, SFW's price for dry grocery Products shall be determined in accordance with paragraph
     2.1 or 2.2 of this Agreement, as appropriate, until such time as SFW notifies Super Rite that it will permit Super Rite to use the Other Brokers. Nothing herein shall limit SFW's ability to elect to use the Current Brokers (and not the Other Brokers) or the Other Brokers (and not the Current Brokers), as the case may be, from time to time or the number of times that SFW may change from one to another.

          2.4 In addition to any other price adjustment to which SFW may be entitled, Super Rite's fee used in calculating the price to SFW for all Products ordered by a full pallet-loads (or any multiples thereof) shall be reduced by
 .43 percentage points from the fee otherwise applicable pursuant to paragraphs
2.1 through 2.3 hereof (e.g., if the fee otherwise applicable were 2.25%, the
                        ----
pallet-load fee would be 1.82%). The reduction provided by this paragraph shall be reflected on the applicable Super Rite invoice for the pallet-load merchandise. Super Rite Shall provide SFW with a monthly written report of such pallet allowances on a store-by-store basis.

          2.5 Except as expressly provided by this Agreement, the price payable by SFW for Products hereunder shall not be subject to any increase or upward adjustment, including (without limitation) pallet charges, label charges and fuel or overhead surcharges.

     3.   Ordering Obligations of SFW.
          ---------------------------

          3.1 SFW shall place orders with Super Rite for such Products as it may require as contemplated by this Agreement, at such times as are consistent with the conduct of its business, and Super Rite shall deliver the Product ordered to the locations specified by SFW with such orders with respect to SFW's supermarkets located within Super Rite's marketing area, which area shall not include those areas south of Richmond, Virginia. SFW shall, to the extent practical, endeavor to place orders for dry grocery Products in full-trailer quantities.

          3.2 After SFW places any order for special order merchandise with Super Rite and prior to Super Rite's receipt of such merchandise, SFW shall provide Super Rite with delivery instructions therefor. Such delivery instruction shall provide for the delivery of all such merchandise to SFW within not more than thirty (30) days (or, in the case of HBA, 16 weeks) after receipt thereof by Super Rite. Special order merchandise shall consist of (without limitation) in-and-out merchandise not regularly stocked by SFW. The parties recognize that a 100% adherence to the provisions of this paragraph 3.2 would be difficult and it is the intent of the parties to work cooperatively with each other in the event of less than 100% compliance at any given time.

          3.3 Upon receipt of any order from SFW for Product required for planned sales or promotions, Super Rite shall use its reasonable best efforts to obtain the Product so ordered to ensure that such Product is delivered to SFW at the time requested by SFW so as to enable SFW to proceed with the planned sale or promotion.

     4.   Cooperation on Delivery.
          -----------------------

          4.1 Super Rite shall deliver all orders promptly and in accordance with the schedule attached as Exhibit A hereto, as such schedule may be modified as reasonably requested by SFW.

          4.2 Super Rite shall cause its delivery driver to assist SFW's personnel in unloading all Product deliveries. The delivery driver shall not be required to assist in breaking down pallets or stocking Product in the stores. The delivery driver shall verify each delivery against the delivery documents on a pallet-by-pallet basis and shall execute a copy of the delivery documents upon the conclusion of the delivery indicating any shortages or overages of pallets delivered from the number of pallets of Product as indicated on the delivery invoice. SFW shall have until the later to occur of (i) 11:00 A.M. of the morning following delivery, or (ii) 24 hours after the time at which the delivery has been completed to notify Super Rite by facsimile transmission (or such other methods as the parties may adopt) of any shortages or overages, mis-selects and damaged Product as determined by its unloading and inspection of the Product contained in the pallets so delivered.

     5.   Receiving Obligations of SFW.
          ----------------------------

          5.1 SFW shall endeavor to provide sufficient personnel to assist the Super Rite delivery driver in unloading all driver deliveries so that such delivery and unloading may be completed in a reasonably expeditious fashion, recognizing that it is SFW's practice to unload perishable merchandise on a first-priority basis, and all other merchandise in the order in which it arrives at SFW's loading docks. SFW shall instruct its personnel to verify each delivery against the pallet count set forth in the delivery documents and to acknowledge delivery of all pallets by executing a copy of the delivery documents.

     6.   Purchase Process for Groceries, Frozen and Dairy Products.
          ---------------------------------------------------------

          6.1  [Deleted]

          6.2  [Deleted]

          6.3 For the purposes of this agreement "Product Cost" or "Super Rite's Cost", as described in paragraphs 2.1 and 2.2, shall be subject to the following additional adjustments:

               6.3.1 (a) Super Rite's Cost used in calculating the fees and prices chargeable to SFW for Products shall be reduced by all manufacturer's discounts, allowances, rebates and bill-backs (including, without limitation, full-trailer discounts (super-load discounts) and back-haul allowances (net of the actual cost of back-
          haul)) allowed to Super Rite prior to calculating the fee chargeable to SFW. Super Rite hereby agrees to select chase allowances in connection with its products purchases in lieu of coupon or other manufacturer, or supplier allowances where such option is available, unless otherwise instructed by SFW. Super Rite's decision to backhaul shall not result in a larger freight charge to SFW than would have applied if the supplier/manufacturer had selected the carrier and the quantities were those that Super Rite would have ordered if it had not used its own backhaul equipment.

                      (b) Super Rite shall purchase at allowance prices on behalf of SFW all Products designated in writing from time to time, by SFW, in a manner consistent with SFW's past practices with its current primary supplier. SFW may, from time to time, modify such designation of Products by giving written notice to Super Rite. The Products so designated from time to time for purchase by Super Rite, are referred to as "Allowance Items." SFW shall order, and Super Rite shall purchase and maintain in stock sufficient quantities of the Allowance Items to enable SFW to purchase its requirements of the Allowance Items from the beginning of an allowance period until the commencement of the next allowance period (i.e., bridging deals). Subject to
                                        ----
          paragraph 2.3.3., during any allowance period and the bridging period thereafter, SFW shall purchase its requirements for Allowance Items from Super Rite. For purposes of calculating the price to SFW for such Allowance Items, Super Rite's Cost therefor shall be deemed to be the allowance price available at the commencement of the applicable allowance period (subject to all other adjustments thereto contemplated by this Agreement), without regard to the actual price payable by Super Rite for the Allowance Items so purchased if such price exceeds the allowance price available. If Super Rite is unable to purchase any Allowance Items from allowance period to allowance period due to changes in promotional frequency, Super Rite shall so notify SFW promptly, so that SFW and Super Rite may agree upon a mutually acceptable accommodation.

                    (c) Notwithstanding clause 6.3.1(b), SFW shall have the right to purchase Allowance Items directly from the manufacturer or supplier thereof, provided that SFW shall advise Super Rite promptly of all direct orders of Allowance Items.

                    (d) SFW shall have the right to select certain merchandise for sale through its advertisements. Super Rite shall purchase all Products so designated in a quantity specified by SFW for a period beyond the ad period. With respect to such designated items, Super Rite shall purchase a sufficient quantity to supply such Products in the quantity so specified by SFW and shall continue to sell the specified quantity of such Products to SFW for the ad period price for the period requested by SFW, which period shall not be more than four
          (4) weeks (or sixteen (16) weeks in the case of HBA) beyond the ad period, during which four-week (or sixteen-week) period SFW agrees that it shall purchase the entire quantity of such Products so specified by SFW.

               6.3.2 Super Rite shall be entitled to deduct from its invoice costs amounts received from its suppliers (or discounts from the invoices received from its suppliers) in the nature of "cash discounts" in consideration of prompt payment by Super Rite thereon without any obligation to deduct the same from Super Rite's Product Cost (as defined in paragraph 2.1.2 hereof) for purposes of calculating the price of Product payable by SFW pursuant to paragraph 2.1, 2.2, 2.3 or 2.4 hereof. In any instance in which the "cash discount" allowance by any supplier to Super Rite is less than two percent (2%), then Super Rite's Cost shall be calculated as though such supplier had provided Super Rite with a 2% cash discount.

               6.3.3 Super Rite may not increase the price charged to SFW for any Product resulting from an increase in Super Rite's Cost for such Product unless Super Rite shall have first given SFW not less than two
          (2) weeks written notice of any such Cost increase for Product; provided, however, that the foregoing shall not apply to any increase
          --------  -------
          in Super Rite's Cost for such Product if Super Rite has not received at least two weeks' notice of any price increase for such Product from its supplier (or the manufacturer), in which case Super Rite shall give the same notice to SFW as it received from its supplier (or the manufacturer) before it may increase SFW's price for such Product.

     7.   Terms of Billing.
          ----------------

          7.1 Super Rite shall provide an invoice to each SFW store at the time of delivery. Receipt of the delivery shall be acknowledged in writing by SFW personnel as contemplated by paragraph 4.2 and shall be signed by the Super Rite delivery driver.

          7.2 Super Rite shall submit a statement to SFW at SFW's principal executive office each week for the Product delivered to each of SFW's stores during the preceding "Sales Week." For purposes of this Agreement, a "Sales Week" shall be that period beginning at 12:01 A.M. each Sunday and ending at midnight on each succeeding Saturday. Each statement so submitted shall be computed in accordance with the applicable provisions of paragraphs 2 and 6 hereof. Not later than each Wednesday following each Sales Week, Super Rite shall provide SFW microfiche summaries of all invoices for Product delivered to SFW during such Sales Week, organized on a store-by-store basis.

          7.3 SFW shall receive credits against amounts due to Super Rite, including, but not limited to, credits for product billed but not received, mis-selects, delivery shortages and Product damaged in transit. SFW shall also receive credits against amounts due to Super Rite for amounts owned to SFW by any Broker or any manufacturer for allowance monies, provided SFW notifies Super Rite of such amounts and agrees to cooperate with Super Rite in its efforts to collect such amounts from such Broker or manufacturer.

     8.   Terms of Payment.
          ----------------

          8.1 No later than 11:00 A.M. on the 10th day following the last day of each Sales Week (or, if later, the seventh business day after the date on which Super Rite shall have delivered the statement for any Sales Week), SFW shall make available at Super Rite Foods, Inc. Harrisburg Area office a check representing payment for the weekly statement relating to such Sales Week.

     9.   Other Services To Be Provided By Super Rite.
          -------------------------------------------

          9.1 Super Rite, at its own cost and expense, shall provide the following to SFW during the term of this Agreement:

               9.1.1 Super Rite shall assign an account manager, satisfactory to SFW, to call upon the SFW headquarters on a regular basis to coordinate service needs, product procurement needs, delivery schedules and similar operational issues for SFW.

               9.1.2 Super Rite shall provide to SFW not less than twelve (12) free, four-color rotogravure circulars per year at the times designated by SFW for distribution by SFW, so long as vendors continue to provide "roto-allowances." Additional rotogravure circulars shall be provided as the parties hereto may agree. Super Rite and SFW shall cooperate in determining the content and production of such circulars, provided that SFW
                                                               --------
     shall make the final determination thereon (including final item selection and approval). SFW shall provide all retail prices for inclusion in such circulars directly to the printer designated by Super Rite, which printer shall be reasonably satisfactory to SFW. Super Rite shall take such action as may be necessary to cause the printer thereof to protect the retail price information from disclosure to Super Rite or any other person prior to the date that such circular is distributed. Super Rite also shall arrange for the printer of such circular to provide a proof thereof to SFW to permit SFW to receive such proof and communicate its changes or corrections to the printer in sufficient time to incorporate them in the circular as printed. From time to time, Super Rite shall also provide SFW with promotional items such as cookbooks, tabloids, etc. as may be mutually agreed to by Super Rite and SFW. Super Rite shall deliver all circular and other materials described in this paragraph 9.1.2 to such newspapers, mailing houses and other and distributors, and in such quantities, as SFW may reasonably designate.

               9.1.3 Super Rite shall provide to SFW on-line capability to access Super Rite's main-frame computer for the purpose of reviewing Product cost and availability of SFW's reserves and Super Rite's stock. SFW shall be responsible for all costs for day-to-day activity of any terminals located at SFW's office, including but not limited to maintenance, but excluding line charges, which shall be borne by Super Rite. At least once each Sales Week, Super Rite shall provide to SFW by mag tape or tape-to-tape transmission (at SFW's option) Product cost figures for use on SFW's computer. The Product cost information so provided shall include, without limitation, Super Rite's product code numbers, item UPC numbers (not case numbers), pack and size data, cost allowances and information concerning "on deal" products. Super Rite shall prepare such reports using a format reflecting SFW's 52-week velocity and the balance on hand of Products in SFW's reserve. The on-line hook-up shall also be arranged so as to permit SFW to place Product orders directly on-line.

               9.1.4 On a weekly basis, Super Rite shall provide to SFW a product velocity report for the preceding Sales Week's purchases by SFW on a store-by-store basis. Each velocity report shall include, without limitation, data for the previous Sales Week, quarter-to-date data, and data for each of the four quarters preceding the current quarter.

               9.1.5 From time to time, as may be requested by SFW, Super Rite shall use its reasonable best efforts to provide to SFW trailers for the temporary storage of equipment and/or trucks for the delivery of equipment to store locations.

               9.1.6 Super Rite shall provide "drop" trailers for delivery as SFW may request.

               9.1.7 It is Super Rite's policy when at all possible to permit special add-on items to orders for next day delivery and Super Rite shall provide that same service to SFW.

               9.1.8 Super Rite shall stock and make available for purchase by SFW all items of Product that may be requested by SFW. Super Rite shall not delete from inventory or discontinue any Product that SFW offers for sale in any of its stores without SFW's prior consent.

     10.  SFW Store Expansion and New Store Inventory.
          -------------------------------------------

          10.1 To the extent practical, SFW shall provide to Super Rite not less than 180 days' notice of the commencement of operations of any new SFW store to which this Agreement would apply.

          10.2 Super Rite shall maintain and/or adjust its capability to supply SFW as SFW may request, for such and at such additional locations as SFW may operate.

          10.3 Super Rite shall deliver all orders for Product to existing stores within 24 hours of receipt of an order therefor, and within twelve (12) hours following the receipt of such orders for any new SFW stores not previously supplied by Super Rite (and for any substantially remodeled stores) prior to and during the first week of operation of each new or remodeled store. "Overflow" orders shall be delivered on the same day as "full-trailer" orders, or on the next day, provided such next-day delivery is made no later than eight hours
          --------
after delivery of the "full-trailer" order. The schedule for all multiple order deliveries shall be approved, in advance, by SFW. The operation of this paragraph 10.3 shall require some reasonable advance coordination between the parties as to the period during the day during which orders will be placed.

          10.4 With respect to new or substantially remodeled stores opened (or reopened) by SFW during term of this Agreement, Super Rite agrees to provide the initial pre-opening inventory for such store(s) of Products normally purchased by SFW through Super Rite upon the following terms and conditions:
(i) the purchase price for such inventory shall be payable, in full, on the first anniversary of the date SFW commences retail operations at such new or remodeled store; (ii) during the first 90 days of the new or remodeled store's operations, no interest shall accrue on the unpaid balance of the stock in inventory; and (iii) after the 90th day of such new or remodeled store's operation, the unpaid balance of the inventory purchase price shall accrue simple interest, at the rate of 6.75% per annum from such 90th day until the outstanding balance is paid in full, such interest to be payable monthly in arrears commencing on the 120th day after the date on which SFW commences (or recommences) operations at such new or remodeled store.

     11.  Super Rite's Competitive Obligation.
          -----------------------------------

          11.1 Super Rite agrees that during the term of this Agreement it will be and will remain competitive with similar wholesalers as to Product cost, services and service level (including percentage accuracy in delivering Products ordered and timeliness of delivery). The measure of competitive performance shall not necessarily be deemed to relate to an individual product or item or an individual category (provided that, e.g., uncompetitive pricing of an individual
                     --------       ----
category of Product may be sufficient to make Super Rite uncompetitive), but generally to the overall performance of Super Rite, including its performance with regard to Product cost, services and service level as compared with other such wholesalers. In addition to Super Rite's obligation to remain competitive pursuant to this paragraph 11.1, Super Rite shall provide SFW with a service level during the term of this Agreement that equals or exceeds the service level provided by SFW's current primary supplier during the 12 months preceding the date primary supplier during the 12 months preceding the date hereof. For the term of this agreement, fees shall remain unchanged from those set forth in accordance with paragraph 2 hereof, except as provided by paragraph 11.2 hereof.

          11.2 Super Rite further agrees that it shall not enter into any supply agreements or other arrangements (or series of agreements or arrangements) with any customer upon terms that, taken as a whole, are more favorable to such customer than those provided to SFW pursuant to this Agreement without providing the same terms to SFW.

     12.  [Deleted]

     13.  Additional Understandings.
          -------------------------

          13.1 Any Product that is available to Super Rite only in limited quantities that are insufficient to satisfy the demands of all of Super Rite's customers, shall be allocated among SFW and Super Rite's other customers during such period of limited supply, based upon the ratio of each customer's volume use of such Product to the total volume use of such Product by all Super Rite customers for the three-month period prior to the commencement of such shortage, as reflected on Super Rite's records, provided that if any such allocation is
                                      --------
required to be made prior to 90 days following the date on which SFW has begun to rely upon Super Rite as the substantially exclusive supplier for all of SFW's stores, the allocation to SFW shall be based upon SFW's records of its purchases of such Product from its previous supplier to the extent necessary to provide a 90-day purchasing history for SFW.

          13.2 Either party shall notify the other of any event, occurrence, circumstances or activity which may cause an interruption in the normal procedures or time requirements as set forth in this Agreement. Whether or not any such notice is given by Super Rite, nothing in this Agreement shall prevent SFW from purchasing Product from any source in the event Super Rite shall be unable or unwilling to deliver such Product to any SFW store in accordance with this Agreement, without prejudice to SFW's rights hereunder.

          13.3      Termination.  In addition to any rights that SFW may
                    -----------
otherwise have at law or otherwise, upon the occurrence of any "Termination Event" (as defined below), SFW shall have the right to terminate this Agreement by giving Super Rite written notice of its election to terminate this Agreement (the "Termination Notice"), provided, that SFW shall have first given Super Rite
                            --------
written notice of the occurrence of a Termination Event not less than fifteen
(15) days prior to the giving of the Termination Notice. Any such termination shall be in addition to, and not in lieu of, any other remedies that SFW may have, in law or at equity, against Super Rite arising out of, or in connection with, any action or occurrence that causes or constitutes a Termination Event, or otherwise. The provisions of paragraphs 19 through 22 shall survive any termination of this Agreement. This Agreement shall terminate upon the giving of the Termination Notice.

               13.3.1 The term "Termination Event" means the occurrence of any one or more of the following:

                       (a) There shall be a breach by Super Rite or any affiliate thereof of any material obligation under the Purchase Agreement or any agreement or undertaking delivered in connection therewith or contemplated thereby and, if such breach is capable of being cured, such breach shall not have been cured (or Super Rite shall have commenced diligent efforts to cure) within twenty (20) days of SFW's giving notice of such breach in each case in a manner reasonably satisfactory to SFW;

                       (b) Super Rite shall have failed to perform any material obligation under this Agreement or shall otherwise have breached or violated any material provision hereof;

                       (c) Super Rite shall have failed to be competitive with regard to Product cost, service and service level as required by paragraph 11.1 hereof or shall fail to extend to SFW the terms provided to any other customer as required by paragraph 11.2 hereof;

                    (d) Super Rite shall have discontinued operations, become insolvent, initiated (or become the subject of) any proceeding in bankruptcy or otherwise become unable to continue to act as SFW's substantially exclusive supplier of Product (or HBA, as the case may be);

                    (e) Rite Aid shall have become insolvent, unless Super Rite makes other arrangements, reasonably acceptable to SFW, to provide HBA at prices no greater than, and providing services and a service level comparable to, those provided by Rite Aid.

                    (f) Super Rite (or any entity in which Super Rite or any affiliate of Super Rite has an economic interest, other than as an unaffiliated, arms-length wholesale supplier) (a "Super Rite Entity") shall have, obtain or acquire any economic interest in any grocery store located within 10 miles of any grocery store owned or operated by SFW or in which SFW has any economic interest (or that would otherwise be subject to the terms of this Agreement), including any Supermarket as to which SFW has entered into a lease, purchaser agreement or other arrangement to operate such Supermarket (an "SFW Supermarket"), other than the BASICS Supermarket located at the intersection of Central Avenue and Enterprise Road, Prince Georges County, Maryland (for so long as Super Rite shall own such supermarket, but Super Rite may not operate such supermarket as a supermarket beyond the expiration of the current term of the lease for such supermarket, without renewals, extensions or optional periods,) or an "Existing Store". A grocery store shall be an Existing Store if
          (i) such store was in full operation and any Super Rite Entity had an economic interest in such store (or, prior to the date on which SFW shall have opened or entered into a lease or purchase agreement concerning such store, a Super Rite Entity shall have given SFW prior written notice of its intent to enter into a lease or purchase agreement for such store, signed such lease or purchase agreement within 30 days of such notice and diligently proceeded to commence operation of such store as soon as commercially possible (hereafter the "Proposed Store Procedure")): (x) as of September 1, 1991 or (y) as of the date on which SFW first opened, or acquired, the applicable SFW store or entered into a lease or other agreement to do so; (ii) such store is located in the Baltimore Metropolitan Area (defined below), notwithstanding the proximity of such store to an SFW store;
          (iii) such store is located in the "Intersection

          Zone" (consisting of the area within the cross-hatched section of the map attached hereto as Exhibit B (the "Map"), provided that Super Rite
                                                        --------
          shall have first offered such store to SFW upon the same lease terms as are available to Super Rite in accordance with the procedure described in Section 10.21 of the Purchase Agreement, and SFW shall have refused Super Rite's offers with respect to such store in accordance with those provisions; (iv) such store is not located within the Baltimore Metropolitan Area, the Intersection Zone, the D.C. Metropolitan Area (as defined in the Purchase Agreement), or the Eastern Shore of Maryland, is located more than five miles from any SFW Supermarket, and Super Rite shall have followed the Proposed Store Procedure with respect to a Proposed Store; or (v) such store is located within the Washington, D.C. Metropolitan Area, was acquired by Super Rite as part of a single acquisition of a number of stores, of which a substantial majority of the stores so acquired are not in the Washington, D.C. Metropolitan Area, provided, that Super Rite shall
                                              --------
          have first offered to sell such store to SFW in the manner described in Section 10.21 of the Purchase Agreement, affording SFW the opportunity to acquire any or all of such stores that are located within the Washington, D.C. Metropolitan Area at a price equal to the pro rata portion, applicable to the number of stores so acquired by
          --- ----
          SFW, of the purchase price otherwise payable by Super Rite for the entire acquisition; or

                    (g) There shall be a "Change of Control" over Super Rite. For purposes of this clause, a "Change of Control" shall have occurred if neither Alex Grass nor Martin Grass shall be the chairman of the board or the chief executive officer of Super Rite and of Super Rite Foods Holdings Corporation (or their respective successors in interest), unless such person shall cease to be the chairman of the board or the chief executive officer thereof as a result of his death.

          For purposes of this paragraph 13, the "Baltimore Metropolitan Area" shall consist of the City of Baltimore, the Maryland counties of Baltimore, Harford, and Carroll, and the portions of the Maryland counties of Anne Arundel and Howard consisting of the area north of that line indicated on the Map.

     14.  Private Label.  Super Rite will provide SFW with a full-line of
          -------------
private-label Product of a quality acceptable to SFW, under a label acceptable to SFW, which label shall not be a "BASICS" or "Super Rite" label or any other name that is peculiar to Super Rite or its subsidiaries. The private label line shall include a full range of food, household and non-food grocery items (including large club sizes and multi-paks), other than

HBA. A full-line of private label HBA (including housewares and non-foods) shall be provided by Super Rite under the "Rite Aid" private label to the same extent as such HBA is made available to Rite Aid retail stores, by Rite Aid Corporation. Notwithstanding the foregoing, SFW shall only be required to purchase those private-label Products from Super Rite that SFW, in its sole discretion, find acceptable. To the extent SFW determines any private-label Products to be unacceptable to SFW, upon SFW's request, Super Rite shall obtain an acceptable private-label Product to replace the unacceptable Private-label Product, in each case without forfeiting the right to purchase dry grocery Products at Super Rite's Cost Plus 2.25% pursuant to paragraph 2.3.3 of this Agreement, if then applicable. SFW shall also have the right to require Super Rite to provide the private-label Products that are acceptable to SFW with a label or packaging of SFW's selection, including an SFW private label and packaging of SFW's design and specification.

     15.  Cardboard Recycling.  In order to facilitate arrangements that SFW has
          -------------------
with certain persons for the recycling of cardboard and other packaging materials (the "Materials"), Super Rite agrees to coordinate and arrange the pick up of baled Materials at each of SFW's store locations. Super Rite, at its sole expense, will transport the Materials to its warehouse and hold the Materials for pick up by the recycler or recyclers chose by SFW. In consideration, SFW will pay Super Rite a fee of One Dollar and Fifty Cents ($1.50) for each bailed item. Invoices for services rendered under this Section shall be issued by Super Rite on a weekly basis and fees for the sales week preceding the date of invoice will be paid by SFW with the weekly statement in accordance with paragraph 7 hereof.

     16.  Coupons.  Super Rite shall use its reasonable best efforts to assist
          -------
SFW in attempting to resolve any problems with manufacturers, vendors, or coupon clearing houses regarding coupon redemptions or coupons returned to SFW for which redemption was denied by the manufacturer or vendor or their coupon clearing house.

     17.  Optional Extensions.
          -------------------

          17.1 The term of this Agreement may be extended by SFW, at its sole and exclusive option, upon the same terms and conditions as set forth herein, by giving written notice of extension (the "Extension Notice") to Super Rite not less than 90 days prior to any Termination Date in the manner provided in paragraph 20 hereof. For purposes of this paragraph 17, the term "Termination Date" shall refer to the original Termination Date and to all extensions thereof in accordance with this paragraph 17.

          17.2 At any time that SFW is permitted to extend the term of this Agreement, SFW may extend the term of this Agreement, at SFW's election, for either an additional one-year period (a "One-Year Extension") or for an additional three-year period (a "Three-Year Extension"); provided that SFW shall not be permitted to elect a
                         --------
One-Year Extension or a Three-Year Extension without Super Rite's express consent if such One-Year or Three-Year Extension would cause the Termination Date, as extended, to be a date later than 10 years and three months after the Initiation Date under this Agreement. Any such non-conforming election of a Three-year Extension shall be treated for all purposes as the election of a One-Year Extension. SFW shall specify in the Extension Notice whether it elects a One-Year Extension or a Three-Year Extension.

          17.3 Upon the giving of the Extension Notice by SFW, the Termination Date shall be extended by the period of time specified in the Extension Notice and Super Rite shall thereupon be obligated to pay to SFW an amount, in cash (the "Extension Fee"), equal to (i) $4.0 million, if SFW shall elect a Three-Year Extension or (ii) $1.4 million, if SFW shall elect a One-Year Extension, in consideration of SFW's election to extend the term of this Agreement.

                    17.3.1 Super Rite shall pay SFW the Extension Fee, by cashiers or certified check, or by wire transfer, at SFW's election, to an account designated by SFW in the Extension Notice, not later than the fifth business day prior to the date on which the term covered by the Extension Notices commences.

                    17.3.2 Super Rite's obligation to pay the Extension Fee shall be absolute and unconditional upon the giving of the Extension Notice by SFW.

     18.  Cost Data and Competitive Obligation Audits.
          -------------------------------------------

          18.1 Super Rite shall keep complete books and records of all cost data relating to the Products sold to SFW and other customers of Super Rite, including, without limitation, invoices, and bills of lading and any other books, documents, papers or other records of Super Rite involving transactions or containing information relevant to this Agreement (the "Cost Data"). Super Rite agrees to supply SFW with a list of its normal Product selling prices as well as the net prices, discounts, or commissions that Super Rite extends generally to its customers and to notify SFW promptly if any changes are subsequently made.

          18.2.1 SFW shall have the right, directly or through its representatives, from time to time, during normal business hours and upon reasonable notice to Super Rite, to audit the Cost Data and such other information as SFW, in its reasonable discretion, shall request to ensure compliance by Super Rite with its obligations under paragraph 11.1 hereof, including all internally generated reports or compilations pertaining thereto. SFW will endeavor to perform such audits in a manner that minimizes disruption to the business of Super Rite and will coordinate such audits with the appropriate members of Super Rite management. All audits of Cost Data shall generally be performed in accordance with that protocol attached hereto as Exhibit C.

          18.2.2 SFW shall have the right, through its duly appointed agent, including but not limited to, independent auditors, at SFW's expense, to impact, examine and make abstracts and copies of the Cost Data, and to interview the employees, agents and accountants responsible for the preparation and maintenance of such Cost Data insofar as may be necessary to verify the accuracy of the Cost Data and of the statements provided for herein and to ensure the satisfaction of Super Rite's competitive obligation in paragraph 11.1 hereof. Such inspection and examination shall be made during normal business hours upon reasonable notice and not more often than twice per calendar year. In addition to such other remedies as may be available to SFW hereunder, if as a result of any such examination an over-charge of more than 1.5% is discovered in the amount of any payments made by SFW, then (i) the costs of such examination shall be borne by Super Rite, and (ii) SFW shall thereafter have the right to conduct such examinations once per calendar quarter.

          18.3 Not later than 90 days following the end of each of Super Rite's fiscal years during the term of this Agreement, Super Rite shall deliver a certificate from Coopers & Lybrand (or such other accounting firm of national standing as may then be acting as Super Rite's independent auditor) (the "Independent Auditor"), certifying Super Rite's compliance with its obligations pursuant to Paragraph 11.2 hereof during such fiscal year, in form and substance reasonably satisfactory to SFW. SFW shall have the right, acting through Arthur Andersen & Co., or such other accounting firm as SFW may designate, to review the basis for the aforementioned certificate with the Independent Auditor and otherwise confirm the accuracy of the Independent Auditor's certificate delivered pursuant hereto.

          18.4 SFW will not use the information in an improper manner and will take such safeguards as are reasonably satisfactory to Super Rite to ensure the confidentiality of any proprietary information or pricing data relating to customers of Super Rite, including the use of independent auditors who shall undertake to keep all such information confidential.

     19.  Confidentiality.  All information obtained by either party hereto
          ---------------
concerning the performance of the parties, pricing or operational practices, business properties, business plans or finances or any other information concerning the business of the other parties hereto, including the existence and terms of this Agreement ("Confidential Information") shall be used only for the purposes of this Agreement and the transactions contemplated hereunder and shall be treated as confidential and shall not be disclosed or transferred, directly or indirectly, to any other person, or used for any other person, without the prior written consent of the party from whom such Confidential Information was obtained, except (i) to professional advisors or financial partners of such parties, and prospective lenders to such parties in connection with this Agreement or the Purchase Agreement, (ii) insofar as such data or information is published or is a matter of public knowledge or
(iii) as is required to be disclosed by applicable law or legal process; provided that if any party believes that it shall be obligated by law or legal
--------
process to disclose Confidential Information pertaining to any other party (including disclosure under federal or state securities laws), it shall give such other party notice of its intent to disclose such information not less than four (4) business days prior to making any such disclosure so that such other party may seek an appropriate protective order or waive compliance with the provisions of this Agreement, unless the party making such disclosure shall have been advised by counsel that such notice or delay could expose such party to a substantial risk of criminal liability or substantial monetary damages. In the event that the transaction provided for herein is not consummated for any reason whatsoever, each party shall return to the other parties from whom information has been obtained all copies of information supplied by such party or its representatives.

     20.  Notice.  Any and all notices required or desired to be given pursuant
          ------
to this Agreement shall be in writing and may be given by personal delivery, by certified mail (return receipt requested), air courier or facsimile transmission. If given by facsimile transmission, notice shall be to the attention of each individual at the facsimile number designated below. If delivered personally or sent by mail or air courier, notice shall be given to each person designated below in separate envelopes each individually addressed as follows:

          To SFW:             Shoppers Food Warehouse Corp.
                              3129 Pennsy Drive
                              Landover, MD  20785-1508
                              FAX:    (301) 322-5670
                              ATTN:   Mr. Kenneth M. Herman
                                      Mr. Robert N. Herman
                                      Mr. Jack Binder

          To Super Rite:      Super Rite Foods, Inc.
                              P.O. Box 2261
                              Harrisburg, PA  17105
                              FAX:    (717) 257-4594
                              ATTN:   Mr. Pete Vanderveen
                                      Mr. David Gundling

          With a copy to:     Mr. Martin Grass
                              P.O. Box 3165
                              Harrisburg, PA  17105
or to such other address and persons as either party hereto may designate to the other party in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

     21.  Arbitration.
          -----------

          21.1 Any dispute between the parties hereto relating in any way to this Agreement or the rights and obligations of the parties hereunder shall be settled by arbitration in the English language to be held in Washington, D.C. in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The arbitration shall be held before a panel of three arbitrators, of which one shall be chosen by SFW, one by Super Rite and the third by the first two arbitrators. In the event of a failure by one party to appoint its arbitrator within thirty (30) days after the request for arbitration, or the failure of the first two arbitrators to agree on the choice of the third arbitrator within thirty (30) days after the appointment of the first two arbitrators, the third arbitrator shall be appointed by the American Arbitration Association in accordance with the Arbitration Rules upon the request of any party hereto.

          21.2 The arbitrators shall render their award within thirty (30) days after the date of closing the oral hearings or, if oral hearings have been waived, within thirty (30) days after the date the final statements and proofs are transmitted to the arbitrators. The parties hereby agree to be bound by the decision of the arbitrators, which shall be final and unappealable. The party or parties against whom the arbitration decision is made shall bear all fees and expenses of the arbitrators and of the prevailing party in such arbitration (including fees and expenses of counsel). Judgment upon any award of the arbitrators (including an award of equitable relief) may be entered in any court having jurisdiction or an application may be made to such court for the judicial acceptance of the award and an order of enforcement.

          21.3 If any party fails to abide by such an award, the other parties hereto may seek the order of a court which shall enter judgment on the arbitration award, and the party or parties so failing to abide shall be responsible for the payment of the expenses of the court proceeding and all resulting enforcement expenses, including actual attorneys' fees. Should any party hereto fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Arbitration Rules, then the arbitrators may nevertheless render a decision in the absence of that party. Such a decision shall have the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of the absent party, and the decision may be entered for enforcement, if necessary, in any court of competent jurisdiction, the absent party also bearing the costs of arbitration, the court proceeding and enforcement, in the event the decision is adverse to the absent party.

     22.  Miscellaneous Provisions
          ------------------------

          22.1      Entire Agreement.  This Agreement, together with the
                    ----------------
Purchase Agreement and the other agreements contemplated thereby, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and shall not be amended, except by a writing signed by the parties hereto.

          22.2      Governing Law.  This Agreement shall be interpreted and
                    -------------
construed in accordance with the laws of the State of Maryland including applicable provisions of the Uniform Commercial Code as adopted by the State of Maryland. The invalidity of unenforceability of any term or provision of this Agreement shall not void or impair the remaining provisions hereof.

          22.3      Counterparts.  This Agreement may be executed in any number
                    ------------
of counterparts, each of which shall be deemed an original hereto and all of which together shall constitute but one instrument.

          22.4      Headings.  The headings of the paragraphs hereof are
                    --------
inserted for convenience only and shall not constitute a part hereof.

          22.5      Successors and Assigns.  This Agreement and all of the
                    ----------------------
provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither this Agreement nor any of the rights or obligations of Super Rite may be assigned without the prior written consent of SFW. SFW reserves the right to assign any of its rights and obligations under this Agreement to any of its affiliates or to its successor, by operation of law or otherwise, whether or not affiliated with SFW, in connection with the transfer of SFW's business or a substantial portion thereof. Any permitted assignee under this Agreement must execute this Agreement and agree to be bound hereby.

          22.6      Nature of Relationship.  Nothing herein shall be construed
                    ----------------------
to place the parties in a relationship of partners, joint venturers, or franchisor-franchisee, and neither party shall have the power to obligate or bind the other in any manner whatsoever with respect to third parties.

          22.7      Severability.  If any part of this Agreement is or becomes
                    ------------
or is held by any court of competent jurisdiction to be illegal, null or void, or against public policy, then the remaining parts of this Agreement shall not be affected thereby and shall remain valid and enforceable.

          22.8    Waiver.  Either party may waive any breach or compliance by
                  ------
the other party with any covenant or provision of this Agreement by delivering to the other party written notice stating the terms and extent of such waiver. Any waiver under this Agreement by any party shall not be construed to extend or apply beyond its stated terms and shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

          22.9    Construction.  For purposes of construing or interpreting this
                  ------------
Agreement or any provision hereof, no party hereto shall be deemed to have drafted or prepared this Agreement.

     IN WITNESS WHEREOF, SFW and Super Rite have caused this Agreement to be duly executed on date and year first above written.

                                      SHOPPERS FOOD WAREHOUSE CORPORATION



                                      By:  /s/ Kenneth Herman
                                           -------------------------------------
                                           Kenneth Herman, President


                                      SHOPPERS FOOD WAREHOUSE VA CORP.



                                      By:  /s/ Robert N. Herman
                                           -------------------------------------
                                           Robert N. Herman,
                                           Executive Vice-President


                                      SHOPPERS FOOD WAREHOUSE MD CORP.



                                      By:  /s/ Robert N. Herman
                                           -------------------------------------
                                           Robert N. Herman,
                                           Executive Vice-President


                                      SUPER RITE FOODS, INC.



                                      By:  /s/ Pete Vanderveen
                                           -------------------------------------
                                           Pete Vanderveen, President

                                                                  CONFORMED COPY

                               September 12, 1991






Shoppers Food Warehouse Corp.
Shoppers Food Warehouse VA Corp.
Shoppers Food Warehouse MD Corp.
4600 Forbes Boulevard
Lanham, MD   20706

         Re:  Modifications to Purchase Agreement and Supply Agreement
              --------------------------------------------------------

Gentlemen:

         The purpose of this letter is to set forth our mutual understandings and agreements with respect to that certain Asset Purchase Agreement, dated as of June 3, 1991 as amended on July 18, 1991, by and among Super Rite Corporation (formerly known as Super Rite Foods Holdings Corporation), Super Rite Foods, Inc. ("Super Rite"), Foodarama, Incorporated, Midway Markets of Delaware, Inc., and FOOD-A-RAMA-G.U., Inc. (collectively the "Sellers"), and Shoppers Food Warehouse Corp. (the "Buyer") (as amended from time to time, the "Purchase Agreement"), and that certain Supply Agreement dated as of June 3, 1991 by and among the Buyer, Shoppers Food Warehouse MD Corp. and Shoppers Food Warehouse VA Corp., on the one hand (collectively "Shoppers"), and Super Rite, on the other hand (the "Supply Agreement") (the Purchase Agreement and Supply Agreement are collectively referred to herein as the "Agreements"). All terms used in this Agreement without further definition shall have the meanings set forth in the Purchase Agreement and/or Supply Agreement.

         In order to facilitate the completion of the transactions contemplated by the Purchase Agreement and the Supply Agreement and to settle certain disputes arising in connection therewith, the relative rights of the parties to the Agreements will be modified as follows:

         1. As consideration for the agreements herein and in settlement of certain disputes relating to the Agreements, the Closing Purchase Price will be reduced by $4,000,000. This purchase price reduction will be paid pursuant to a promissory note made by the Sellers in the form of the Closing Note (the "Reduction Note"). The Reduction Note shall bear no interest. If the Reduction
Note is not paid pursuant to its terms, the Buyer shall have the right, in addition to all other rights of the Buyer, to offset any amounts due thereunder against the Closing

Shoppers Food Warehouse Corp.
Shoppers Food Warehouse VA Corp.
Shoppers Food Warehouse MD Corp.
September 12, 1991
Page 2

Note and the Inventory Note. In the event there are no amounts due under such notes, the Buyer will have a right of recourse against the parent of Super Rite for any amounts due under the Reduction Note. The Closing Note and the Reduction Note shall be due and payable four years after the Closing Date, as such date may be modified by the parties.

         2. The Sellers will not transfer the Marlow Heights store located at 3913 St. Barnabas Road in Marlow Heights, Maryland (the "Marlow Heights Store") and such store will be deleted from the list of Supermarkets being transferred to the Buyer. At the Closing, the Sellers shall sell and assign, and the Buyer shall purchase and assume, all of the Sellers' right, title and interest in and to the other six Supermarkets set forth on Schedule 2.1(a) of the Purchase Agreement. In accordance with Section 11.5(d) of the Purchase Agreement, the Price Abatement in the amount of $2,143,000 relating to the nontransfer of the Marlow Heights Store shall be applied to reduce the Cash Purchase Price.

         3. The Sellers will be required to deliver the following Supermarkets (the "Required Supermarkets") in accordance with the requirements set forth in the Purchase Agreement:

                  1.  BASICS No. 76 - Sterling
                      47100 Community Plaza, No. 140
                      Sterling, Virginia 22170

                  2. BASICS No. 80 Dale City Davis Ford and Smoke Town Roads Routes 640 and 642
                      Dale City, Virginia 22193

                  3.  BASICS No. 83 - Gunston
                      7760 Gunston Plaza
                      Lorton, Virginia 22079

            4. Failure of the Sellers to deliver the Required Supermarkets to the Buyer at or before the Closing Date (or such other date as the parties shall mutually agree) shall constitute a default by the Sellers under the Purchase Agreement and shall permit the Buyer to terminate the Supply Agreement as provided in Paragraph 11 hereof. Notwithstanding Paragraph 2 hereof, if (i) the Sellers shall have satisfied all of the conditions to the Buyer's obligations hereunder set forth in Section 11.1 of the Purchase Agreement that are required to permit the Sellers to transfer to the Buyer as of the Closing Date each of the Required Supermarkets in the condition and in the manner contemplated hereby; (ii) all other conditions to the Buyer's obligation to consummate the transactions contemplated hereby shall have been satisfied prior to the Closing Date; and (iii) the Sellers shall

Shoppers Food Warehouse Corp.
Shoppers Food Warehouse VA Corp.
Shoppers Food Warehouse MD Corp.
September 12, 1991
Page 3

not have breached or violated or failed to perform any of their other material obligations under the Purchase Agreement, then the Buyer shall not have the right to terminate the Purchase Agreement pursuant to Article XIII of the Purchase Agreement or be excused from its obligation to complete the purchase and sale of the Supermarkets as to which all conditions to its obligations shall have been satisfied, but shall have the right to receive an adjustment of the Closing Purchase Price as described in the Purchase Agreement.

         5. The Sellers will be responsible for expenses incurred in remodeling the Sterling store in an amount of $800,000.

         6. Sellers shall use every reasonable effort to deliver the Glendale Store, the Glenmont Store and the Springfield Store. If the Sellers fail to satisfy the conditions set forth in the Purchase Agreement with respect to these Supermarkets by the Closing Date, as such date is modified by the parties hereto, then the Sellers shall have an additional period of 120 days following the Closing Date in order to satisfy such conditions, as to such Supermarkets only, in accordance with the terms of Section 11.5.3 of the Purchase Agreement.

         7. With respect to any Supermarkets transferred to the Buyer, the Sellers shall have obtained all necessary consents, waivers, estoppel letters, non-disturbance agreements and approvals, including landlord estoppels and lender approvals. The Buyer agrees to waive any exceptions contained in these documents provided that (a) the Sellers indemnify the Buyer against any claims
          -------- ----
arising therefrom in accordance with the provisions of Section 14.1 of the Purchase Agreement, (b) such exceptions relate to items that would not, in any event, affect the Buyer's right to quiet enjoyment, to conduct the business of the Supermarkets or to obtain all necessary permits and licenses relating to the Supermarkets, and (c) the Sellers warrant to the Buyer that any such exception can be cured by the Sellers, at the Sellers' sole cost and expense.

         8. The Sellers reaffirm their obligations under the Supply Agreement and agree to correct the deficiencies set forth in the letter from Buyer's counsel to Franklin Brown dated as of September 5, 1991 (a copy of which is attached hereto for reference).

         9. The Buyer agrees to assume the leases of the Supermarkets pursuant to the terms of the leases presently existing. The Sellers represent and warrant that such lease provisions will remain unchanged or that the Sellers will be liable for any increased costs thereunder. With respect to the rental obligations under the lease of the Glendale Store,

Shoppers Food Warehouse Corp.
Shoppers Food Warehouse VA Corp.
Shoppers Food Warehouse MD Corp.
September 12, 1991
Page 4

Shoppers Food Warehouse Corp. will guarantee the obligations of Shoppers Food Warehouse MD Corp. With respect to the Dale City Store, Shoppers Food Warehouse VA Corp. will provide a certificate of Arthur Andersen & Co. to the effect that its Tangible Net Worth as of the Closing Date is not less than $1,000,000.

         10. At the Closing, good title to the Purchased Assets shall be transferred at the Sellers' sole cost end expense, to the Buyer free and clear of any and all tenancies and liens except the Permitted Encumbrances and any liens or tenancies for which the Sellers have indemnified the Buyer in accordance with the provisions of Section 14.1 of the Purchase Agreement. Notwithstanding the foregoing, the Sellers shall remove all such liens and tenencies, at the Sellers' sole cost and expense.

         11. The parties acknowledge that, for mutual convenience, they have started performance under the Supply Agreement as of August 24, 1991 and that such agreement shall be deemed effective as of such date, provided that in the
                                                          -------- ----
event that the Sellers shall fail to meet their obligations under the Purchase Agreement (as modified hereunder) by the Closing Date, then Shoppers shall have a right to terminate the Purchase Agreement and Supply Agreement in accordance with the respective terms thereof.

         12. Section 11.1.9 of the Purchase Agreement regarding the suitability of the Wheaton Store is hereby deleted in its entirety and shall be of no further force and effect, provided however, that notwithstanding the foregoing,
                          -------- -------
the parties hereby agree and acknowledge that if such store is transferred at Closing, the Sellers shall be responsible for delivering a use and occupancy-permit for such store without any obligation on the part of the Buyer to be bound by or incur costs for (a) those items excepted or waived by the applicable county authorities as a result of the remodeling permit previously filed with the county by the Sellers for such store or (b) any items required to be performed as a result of that permit.

         13. All out-of-pocket costs and other expenses incurred by the Buyer in connection with or arising out of the Buyer's Labor Agreement shall be borne by the Buyer.

         14. The Buyer waives any material adverse change in the business of the Supermarkets and for failure to operate the Supermarkets in the normal course of business through August 24, 1991 as reflected in decreases in sales volume at the Supermarkets based upon historic sales volumes for applicable periods as set forth in the weekly financial statements from June 10, 1991 through August 24, 1991 supplied by the Sellers to the Buyer, provided that this
                                                              -------- ----
provision shall not be deemed to waive

Shoppers Food Warehouse Corp.
Shoppers Food Warehouse VA Corp.
Shoppers Food Warehouse MD Corp.
September 12, 1991
Page 5

any further adverse changes or other changes in the normal course of business.

         15. Exhibit 8.20 to the Purchase Agreement will be amended to add the equipment and personal property described in the Supplement to Exhibit 8.20 attached hereto.

         16. Unless the Agreements are terminated in accordance with the terms thereof, or the parties hereto agree to a different time, date or place, the Closing of the Agreements shall take place at the offices of Gibson, Dunn & Crutcher at 10:00 a.m., Washington, D.C. time, on October 12, 1991 (the "Closing Date").

         17. For the avoidance of doubt, the term "Retained Supermarkets" as used in the Purchase Agreement (including, without limitation, its use in Section 10.21 of the Purchase Agreement) also shall be deemed to include, without limitation, the Marlow Heights store.

         18. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to choice or conflicts of laws. This Agreement shall be governed by and subject to all provisions of the Agreements not otherwise inconsistent with the provisions hereof, which are deemed incorporated herein by this reference. In the event there are any inconsistencies between this Agreement and the terms of the Purchase Agreement or Supply Agreement, the terms of this Agreement shall govern the parties' obligations.

         19. This Agreement shall have no effect on the Agreements, which shall continue to be in full force and effect, except as expressly modified by the provisions hereof. No party to this Agreement shall be deemed thereby to have waived any rights that it may have under the Agreements or any failure on the part of any other party thereto to comply with its obligations thereunder, except as expressly set forth in this Agreement.

         20. Super Rite Corporation (formerly Super Rite Foods Holding Corporation) is the parent corporation of Super Rite. In order to induce the Buyer to enter into these modifications and to complete performance of its obligations under the Purchase Agreement and the Supply Agreement, Super Rite Corporation hereby joins in and agrees to be bound by, jointly and severally with Super Rite (including any successor to or assignee of Super Rite), directly as a principal contracting party and not merely as a surety or guarantor, all of the obligations of Super Rite under the Supply Agreement. Super Rite Corporation further covenants and agrees that it will cause any successor or assign, and any transferee of all or substantially all of its business or

Shoppers Food Warehouse Corp.
Shoppers Food Warehouse VA Corp.
Shoppers Food Warehouse MD Corp.
September 12, 1991
Page 6

assets, as a condition to any assignment or transfer, to specifically agree in writing to be bound, as a principal contracting party, to the obligations of Sellers under the Purchase Agreement and of Super Rite under the Supply Agreement.

         IN WITNESS WHEREOF, all the parties hereto have executed this Agreement by the undersigned duly authorized officer of each party as of the day and year first above written.

                                        SUPER RITE CORPORATION
                                        (formerly SUPER RITE FOODS
                                        HOLDINGS CORPORATION)

                                        By:  /s/ Martin Grass
                                             -----------------
                                        Name:    Martin Grass
                                        Title:   Vice Chairman


                                        SUPER RITE FOODS, INC.

                                        By:  /s/ Martin Grass
                                             -----------------
                                        Name:    Martin Grass
                                        Title:   Vice Chairman

                                        FOODARAMA, INCORPORATED

                                        By:  /s/ Martin Grass
                                             -----------------
                                        Name:    Martin Grass
                                        Title:   Vice Chairman

                                        FOOD-A-RAMA-G.U., INC.

                                        By:  /s/ Martin Grass
                                             -----------------
                                        Name:    Martin Grass
                                        Title:   Vice Chairman

                                        MIDWAY MARTS OF DELAWARE

                                        By:  /s/ Martin Grass
                                             -----------------
                                        Name:    Martin Grass
                                        Title:   Vice Chairman

Shoppers Food Warehouse Corp.
Shoppers Food Warehouse VA Corp.
Shoppers Food Warehouse MD Corp.
September 12, 1991
Page 7

Accepted and Agreed:


SHOPPERS FOOD WAREHOUSE CORP.


By:      /s/ Robert N. Herman
         --------------------
Name:    Robert N. Herman
Title:   Executive Vice President


SHOPPERS FOOD WAREHOUSE VA CORP.



By:      /s/ Robert N. Herman
         --------------------
Name:    Robert N. Herman
Title:   Executive Vice President


SHOPPERS FOOD WAREHOUSE MD CORP.



By:      /s/ Robert N. Herman
         --------------------
Name:    Robert N. Herman
Title:   Executive Vice President

                           Exhibit 8.20 - Supplement


A. Additional Equipment and Fixed Assets to be Present in Supermarkets at Closing for No Additional Charge to Buyer:

Office equipment
All Telxon units
Encoders
Sealers
MPO unit and tapes
All diskettes and manuals
Telephones, telephone equipment, intercom and communications systems
Computers, printers and other peripheral equipment and any
         software necessary to operate same
Business licenses, authorizations and permits that are conveyed

B.       Contracts for Additional Equipment and Fixed Assets to be Assumed by
         Buyer:

Money order machine
WU computer
Muzac POP system

                               November 4, 1991











Shoppers Food Warehouse Corp.
Shoppers Food Warehouse MD Corp.
Shoppers Food Warehouse VA Corp.
4600 Forbes Boulevard
Landham, Maryland 20706

          Re:  Amendment No. 3 to Asset Purchase Agreement and Supply Agreement
               Gentlemen:

          This Amendment No. 3 (the "Amendment") sets forth the parties' mutual understandings and agreements with respect to (i) the consummation off the transactions contemplated by that certain Asset purchase Agreement, dated as off June 3, 1991, as amended on July 18, 1991 and September 12, 1991, by and among Super Rite Corporation (formerly Super Rite Foods Holdings Corporation), Super Rite Foods, Inc. ("Super Rite") Foodarama, Incorporated, Midway Markets of Delaware, Inc. and Food-A-Rama-G.U., Inc. (collectively, the "Sellers"), and Shoppers Food Warehouse Corp. (the "Buyer") (as amended from time to time, the "Purchase Agreement"); and (ii) certain understandings concerning that certain Supply Agreement, dated as of June 3, 1991, by and among the Buyer, Shoppers Food Warehouse MD Corp. and Shoppers Food Warehouse VA Corp. on the one hand (collectively, "Shoppers") and Super Rite, on the other hand, as amended on September 12, 1991 (the "Supply Agreement") (the Purchase Agreement and Supply Agreement are collectively referred to herein as the "Agreements"). All terms used but not defined in this Amendment shall have the meanings given them in the Purchase Agreement or supply Agreement, as the case may be.

          In order to facilitate the completion of the transactions contemplated by the Agreements and to settle certain disputes

Shoppers Food Warehouse Corp.
November 4, 1991
Page 2



arising in connection therewith, the parties hereby agree as follows:

     1. (a) Contemporaneously with the execution of this Amendment, the Buyer is purchasing and the Sellers are selling under the Purchase Agreement only the following stores (the "Transferred Stores"):

          a.   Sterling (Basics No. 76)
               47100 Community Plaza #140
               Sterling, Virginia 22170

          b.   Dale City (Basics No. 80)
               Davis Ford & Smoketown Roads
               Rts. 640 & 642
               Dale City, Virginia 22193

          (b) Not later than January 10, 1992 (or, if earlier, the fifth Business Day after the Buyer shall have received written notice from the Sellers that the all conditions to the Buyer's obligations under the Purchase Agreement, including this Amendment, shall have been satisfied) (the "Glendale Closing Date"), the Sellers shall sell, transfer and convey to the Buyer, and the Buyer shall purchase from the Sellers, that Supermarket located at 10515 Greenbelt Road, Glendale, Maryland known as Glendale (Basics No. 72) together with all Store Assets related thereto (collectively the "Glendale Store"), upon the terms set forth in the Purchase Agreement. Upon transfer of the Glendale Store, the Inventory Purchase Price of the Saleable Inventory related to the Glendale Store shall be calculated in the manner described in Article III of the Purchase Agreement and the Inventory Note issuable pursuant to Section 3.2.3 of the Purchase Agreement shall include the Inventory Purchase Price for the Saleable Inventory related to the Glendale Store. The Sellers and Buyer agree to execute any additional documents and amendments to the Purchase Agreement that may be necessary to effectuate the transfer of the Glendale Store.

          (c) If the conditions to the Buyer's obligation to purchase the Glendale Store shall not have been satisfied by the Glendale Closing Date, the Sellers shall pay to the Buyer, not later than the fifth Business Day following the Glendale Closing Date (the "Payment Date"), $2,750,000 (the "Glendale Consideration") as liquidated damages for the Sellers' failure to transfer and deliver the Glendale Store as follows: (i) the principal amount of the Inventory Note shall be reduced by the lesser of the Glendale Consideration or the principal amount of the Inventory Note and (ii) the Sellers shall deliver to the Buyer a check in an amount, if any, equal to the amount by which the Glendale Consideration exceeds the principal amount of the Inventory Note. If the Glendale Consideration shall not have

Shoppers Food Warehouse Corp.
November 4, 1991
Page 3


been paid, in full, by the Payment Date, the Buyer may, at its option, deduct any unpaid portion of the Glendale Consideration from any amounts otherwise payable from time to time by the Buyer under the Supply Agreement.

     (d) In addition to the other conditions to the Buyer's obligations under the Purchase Agreement, the Buyer's obligation to purchase the Glendale Store shall be subject to the satisfaction, on or before the Glendale Closing Date, of the following conditions:

          (i) The Buyer shall have received an estoppel certificate and a consent to the assignment of the lease for the Glendale Store, executed by the landlord of the Glendale Store, substantially in the forms attached hereto as Exhibits A and B (which certificate and consent, when delivered, shall be deemed to have satisfied the condition set forth in Section
                    11.1.2 of the Purchase Agreement requiring the delivery of consents and estoppels with respect to the Glendale Store);

          (ii) The buyer shall have received a non-disturbance agreement from the mortgagee of the Glendale Store, substantially in the form attached hereto as Exhibit C (which agreement, when delivered, shall be deemed to have satisfied the condition set forth in Section 11.1.2 of the Purchase Agreement requiring the delivery of a lender's non-disturbance agreement with respect to the Glendale Store); and

          (iii) The Buyer shall have received a certified copy of an order of the court or courts having jurisdiction over the pending bankruptcy proceedings of the two general partners of the landlord of the Glendale Store, approving and consenting to the approval and consent of the landlord to the transfer of the Glendale Store to the Buyer, including the execution and delivery of those documents referred to in clause (i) above.

     (e)  For purposes of determining whether the condition set forth in
Section 11.1.1 of the Purchase Agreement has been satisfied, the Sellers' representations and warranties shall not be deemed to be inaccurate solely by reason of the occurrence of a material adverse change in the condition, operations or

Shoppers Food Warehouse Corp.
November 4, 1991
Page 4


prospects of the Glendale Store between October 12, 1991 and the Glendale Closing Date.

     2. The Sellers shall not be required to sell and transfer and the Buyer shall not be required to purchase any of the following stores: (i) Springfield (Basics No. 78), located at 8402 Old Keene Mill Road, Springfield, Virginia 22152, (ii) Glenmont (Basics No. 81), located at 12389 Georgia Avenue, Wheaton, Maryland 20906 and (iii) Gunston (Basics No. 83), located at 7760 Gunston Plaza, Lorton, Virginia 22079. (The Springfield store, the Glenmont store, the Gunston store and the Marlow Heights Store shall hereinafter collectively be referred to as the "Refused Stores.") The Refused Stores shall be deemed to be Retained Supermarkets for all purposes under the Purchase Agreement, provided that, the
                                                            -------- ----
Refused Stores shall not be subject to the provisions of Section 10.21 of the Purchase Agreement (as mended to date).

     3. Until the Glendale Closing Date, the Sellers shall continue to operate the Glendale Store in the usual, regular and ordinary manner, in accordance with
Section 10.1 of the Purchase Agreement, in a manner consistent with past practices and in a manner consistent with the Sellers' operation of the Retained Supermarkets. The Sellers' compliance with the obligations arising under this paragraph 3 shall be a condition to the Buyers' obligation to purchase the Glendale Store. The closing for the purchase and sale of the Glendale Store shall take place at the offices of Gibson, Dunn & Crutcher, Washington, D.C. on the Glendale Closing Date.

     4. As consideration for the agreements herein and in settlement of certain disputes relating to the Agreements, the Closing Purchase Price is hereby reduced by $2,357,000. For the avoidance of doubt, after giving effect to all of the amendments and modifications to the Agreements to date, the Closing Purchase Price shall be reduced to Zero Dollars ($0.00).
Notwithstanding any provision to the contrary in the Purchase Agreement, (i) the Buyer shall have no obligation to deliver the Closing Note to the Sellers or to pay any amount in cash to the Sellers (other than any amounts payable in accordance with Article V of the Purchase Agreement) and (ii) the Sellers shall have no obligation to deliver the Reduction Note to the Buyer.

     5. As additional consideration for the settlement of certain disputes between the parties, the principal amount of the Inventory Note to be delivered by the Buyer to the Sellers shall be $250,000 less than the amount determined in accordance with Article III of the Purchase Agreement. Section 3.2.3 of the Purchase Agreement is hereby amended to reflect that the Buyer shall have the right to purchase from the Sellers additional inventory having an aggregate price equal to the difference

Shoppers Food Warehouse Corp.
November 4, 1991
Page 5


between Three Million and 00/100 Dollars ($3,000,000.00) and the Inventory Purchase Price.

     6. The Sellers hereby specifically reaffirm the indemnification given by them in Section 14.1 of the Purchase Agreement (the "Indemnification") and, for the avoidance of doubt, agree and acknowledge that such Indemnification shall extend to all of those situations set forth in Section 14.1 of the Purchase Agreement and shall include, without limitation:

          a. With respect to the presence of Hazardous Substances at the Supermarkets, the presence of (i) asbestos or any spun-glass insulation products determined to be dangerous or hazardous substances in the Transferred Stores and (ii) petroleum products and by-products, including gas and oil and other fuel spills and leaks, located at the exterior of the Transferred Stores near the loading docks;

          b. With respect to the delivery of consents, estoppel certificates, nondisturbance agreements and other documents evidencing the consent of the landlords and lenders of the Transferred Stores to the transfer to the Buyer, any situation arising because of the Sellers' failure to deliver such consents in the forms originally requested by the Buyer that affect the Buyer's quiet enjoyment of the Transferred Stores or ability to conduct business in the ordinary course in the Transferred Stores or ability to obtain all licenses, permits and other necessary governmental approvals to operate as supermarkets in the Transferred Stores or that cause the Buyer to incur any cost, liability or damages as a consequence thereof, including consequential damages and actual fees and expenses of outside legal counsel;

          c. Any costs, losses, damages or expenses incurred by the Buyers relating to, or caused by, any acts or omissions of prior tenants;

          d. All liens and judgments existing against the Transferred Stores, whether recorded against the landlords or the Sellers, including, without limitation, the existence of a mortgage to First National Bank of Maryland from the landlord of the Dale City store in the approximate amount of $992,538, dated March 26, 1987 and recorded in Deed Book 1480 at page 561 in the land Records of Prince William County.

Shoppers Food Warehouse Corp.
November 4, 1991
Page 6


     7. Exhibit 8.20 to the Purchase Agreement shall be amended to add the NCR/NCC cash registers and EDP equipment to the list of Additional Equipment and Fixed Assets to be Present in the Supermarkets at Closing for No Additional Charge to Buyer.

     8. The parties hereby agree that, upon the completion of the transfer of the Transferred Stores, all conditions to the effectiveness of the Supply Agreement shall be deemed to have been satisfied and neither party shall thereafter have any right to terminate the Supply Agreement for failure to comply with the terms of the Purchase Agreement. For avoidance of doubt, the Initiation Date, as that term is used in the Supply Agreement, shall be August 24, 1991.

     9. The parties hereby expressly waive and release each other from any claims each may have against the other that may arise as a result of failure to consummate the transactions contemplated by the Purchase Agreement prior to the date hereof.

     10. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to choice or conflicts of laws provisions. This Amendment shall be governed by and subject to all provisions of the Agreements not otherwise inconsistent with the provisions hereof, which are deemed incorporated herein by this reference. In the event there are any inconsistencies between this Amendment and the terms of the Purchase Agreement or supply Agreement, the terms of this Amendment shall govern.

     11. This Amendment shall have no effect on the Agreements, which shall continue to be in full force and effect, except as expressly modified by the provisions hereof. No party to this Amendment shall be deemed hereby to have waived any rights that it may have under the Agreements or any failure on the part of any other party thereto to comply with its obligations thereunder, except as expressly set forth in this Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment by the undersigned duly authorized officers of each party as of the day and year first above written.

                              SUPER RITE CORPORATION (formerly Super Rite Food Holdings Corporation) a Delaware corporation


                              By:   /s/ Martin L. Grass
                                    ------------------------
                                    Name:     Martin L. Grass
                                    Title:    Vice-Chairman

Shoppers Food Warehouse Corp.
November 4, 1991
Page 7


                              SUPER RITE FOODS, INC., a Delaware corporation


                              By:   /s/ Martin L. Grass
                                    ------------------------
                                    Name:     Martin L. Grass
                                    Title:    Vice-Chairman


                              FOODARAMA, INCORPORATED, a Delaware corporation

                              By:   /s/ Martin L. Grass
                                    ------------------------
                                    Name:     Martin L. Grass
                                    Title:    Vice-Chairman



                              FOOD-A-RAMA-G.U., INC. a Maryland corporation


                              By:   /s/ Martin L. Grass
                                    ------------------------
                                    Name:     Martin L. Grass
                                    Title:    Vice-Chairman


                              MIDWAY MARKETS OF DELAWARE, INC., a Delaware corporation

                              By:   /s/ Martin L. Grass
                                    ------------------------
                                    Name:     Martin L. Grass
                                    Title:    Vice-Chairman


Accepted and Agreed:


SHOPPERS FOOD WAREHOUSE CORP.,
a Delaware corporation

By:  /s/ Kenneth Herman
     -----------------------
     Name:     Kenneth Herman
     Title:    President

Shoppers Food Warehouse Corp.
November 4, 1991
Page 8


SHOPPERS FOOD WAREHOUSE MD CORP.,
a Maryland corporation

By:  /s/ Kenneth Herman
     -----------------------
     Name:     Kenneth Herman
     Title:    President


SHOPPERS FOOD WAREHOUSE VA CORP.,
a Virginia corporation

By:  /s/ Kenneth Herman
     -----------------------
     Name:     Kenneth Herman
     Title:    President